EXHIBIT 23

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-31595, No. 333-47123, and No. 333-113246 on Form S-8 of our reports dated October 27, 2009, relating to the financial statements of Winnebago Industries, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in the method of accounting for unrecognized tax benefits described in Note 11), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 29, 2009.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Minneapolis, Minnesota

October 27, 2009